Exhibit 77K
Changes in Accountants

1. The Registrant, by action of its Board of Trustees taken on August 16, 2012, engaged PricewaterhouseCoopers
("PWC") as its independent registered public accounting firm to audit the Registrant's financial statements for the fiscal year ended July 31, 2012. The decision to engage PWC was recommended by the Audit Committee at a Special Meeting held on June 26, 2012 in which it was determined that certain independence issues arising from the acquisition and reorganization of certain Old Mutual
Funds into corresponding Funds of the Registrant precluded Ernst & Young LLP, the Registrant's independent accountant, from auditing certain of the Registrant's portfolios for the fiscal year ended July 31, 2012.

2. On August 16, 2012, the Board of Trustees approved the engagement of Ernst & Young LLP ("E&Y") to audit the Registrant's financial statements for the fiscal year end
December 31, 2012 following the determination that there were no longer independence issues precluding E&Y from providing auditing services to the Registrant.

3. The Registrant has requested that the PWC Auditors furnish it with a letter addressed to the Commission stating whether or not it agrees with the above statements. A copy of such letter is filed as an Exhibit to this Form N-SAR.